EXHIBIT 21.1

                   SUBSIDIARIES OF LAIDLAW GLOBAL CORPORATION

o     Laidlaw Holdings, Inc.

o     Laidlaw Global Securities, Inc.

o     Globeshare Group, Inc. (97% interest)

o     Laidlaw Properties, Inc.

o     Phoenix Securities Corp.